Exhibit 99.1

Banc of California Announces Redemption of SBLF Preferred Stock

IRVINE, Calif., (April 4, 2016) – Banc of California, Inc. (NYSE: BANC), the holding company for Banc of California, National Association, today announced it has completed the redemption of $42,000,000 in aggregate principal balances of its Senior Non-Cumulative Perpetual Preferred Stock, Series A and Non-Cumulative Perpetual Preferred Stock, Series B, both of which were originally issued as part of the U.S Department of the Treasury’s Small Business Lending Fund program.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com